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CHS RESPONSE PRESENTATION APRIL 28, 2011

Any statements made in this presentation that are not statements of historical fact, including statements about our beliefs and expectations, including any benefits of the proposed acquisition of Tenet Healthcare Corporation ("Tenet"), are forward-looking statements within the meaning of the federal securities laws and should be evaluated as such. Forward-looking statements include statements that may relate to our plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. These forward-looking statements may be identified by words such as "anticipate," "expect," "suggest," "plan," believe," "intend," "estimate," "target," "project," "could," "should," "may," "will," "would," "continue," "forecast," and other similar expressions. These forward-looking statements involve risks and uncertainties, and you should be aware that many factors could cause actual results or events to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: our ability to successfully complete any proposed transaction or realize the anticipated benefits of a transaction, our ability to obtain stockholder, antitrust, regulatory and other approvals for any proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, uncertainty of our expected financial performance following completion of any proposed transaction and other risks and uncertainties referenced in our filings with the Securities and Exchange Commission ("the SEC"). Forward-looking statements, like all statements in this presentation, speak only as of the date of this presentation (unless another date is indicated). We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Forward-Looking Statements

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This presentation relates to a business combination transaction with Tenet proposed by Community Health Systems, Inc. ("CHS" or "the Company"), which may become the subject of a registration statement filed with the SEC. CHS intends to file a proxy statement with the SEC in connection with Tenet's 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. This material is not a substitute for any prospectus, proxy statement or any other document which CHS may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Such documents would be available free of charge through the web site maintained by the SEC at www.sec.gov or by directing a request to Community Health Systems, Inc. at 4000 Meridian Boulevard, Franklin, TN 37067, Attn: Investor Relations. Community Health Systems, Inc. trades on the New York Stock Exchange under the ticker symbol CYH. Community Health Systems, Inc. is a holding company. Each hospital owned (or leased) by CHS is owned and operated by a separate and distinct legal entity. Additional Information Participant Information CHS, its directors and executive officers and nominees may be deemed to be participants in the solicitation of proxies in connection with Tenet's 2011 annual meeting of shareholders. The directors of CHS are: Wayne T. Smith, W. Larry Cash, John A. Clerico, James S. Ely III, John A. Fry, William N. Jennings, M.D., Julia B. North and H. Mitchell Watson, Jr. The executive officers of CHS are: Wayne T. Smith, W. Larry Cash, David L. Miller, William S. Hussey, Michael T. Portacci, Martin D. Smith, Thomas D. Miller, Rachel A. Seifert and T. Mark Buford. The nominees of CHS are: Thomas M. Boudreau, Duke K. Bristow, Ph.D., John E. Hornbeak, Curtis S. Lane, Douglas E. Linton, Peter H. Rothschild, John A. Sedor, Steven J. Shulman, Daniel S. Van Riper, David J. Wenstrup, James O. Egan, Jon Rotenstreich, Gary M. Stein and Larry D. Yost. CHS and its subsidiaries beneficially owned approximately 420,000 shares of Tenet common stock as of January 7, 2011. Additional information regarding CHS's directors and executive officers is available in its proxy statement for CHS's 2011 annual meeting of stockholders, which was filed with the SEC on April 7, 2011. Other information regarding potential participants in such proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy statement filed with the SEC in connection with Tenet's 2011 annual meeting of shareholders.

Program Introduction and Overview Wayne Smith Chairman, President and Chief Executive Officer Medicare Definitions Barbara Paul, M.D. Senior Vice President and Chief Medical Officer Clinical Review Criteria Lynn T. Simon, M.D. Senior Vice President - Quality and Resource Management Analysis and Statistics W. Larry Cash Executive Vice President and CFO Compliance Andi Bosshart Vice President - Corporate Compliance and Privacy Officer Closing Comments Wayne Smith Chairman, President and Chief Executive Officer

Introduction and Overview Annual 2010 revenue - $13 billion 693,000 admissions and 2,700,000 emergency room visits to our hospitals in 2010 64,000 full-time and 23,000 part-time employees High quality patient care and safety are our top priorities Our organization, employees, and physicians adhere to high ethical standards Our voluntary compliance program is a model for other organizations Our management team has high credibility and a strong reputation in the industry

Introduction and Overview We believe that Tenet's lawsuit against CHS in this proxy contest has negatively affected the entire health care sector. CHS will cooperate with regulators and assist in any investigation. As we will show, we believe Tenet's lawsuit has no merit and, while distracting, will have no material impact on CHS operations going forward. We have moved to dismiss that case in its entirety and expect a decision before the November 2011 Tenet shareholder meeting. Over the past two weeks, many independent financial analysts and industry consultants have reviewed and tested Tenet's hypothesis and found it implausible and unsupported. We have reconstructed and tested many of these analyses and done our own work which, while preliminary, leads us to believe that Tenet is misguided and wrong.

Introduction and Overview We believe: Tenet's allegations of inappropriate admissions are based on contrived and biased metrics leading to a conclusion of implausibly inflated financial exposure. If Tenet believes "observation rate" is a material statistic, then why did Tenet not disclose this metric in its own SEC filings? Tenet is misleading about CMS's rules and guidance relating to the timing and utilization of observation status. Also, Tenet omits/understates the role and importance of physician judgment and decision making in the treatment of patients. Tenet's biased use of its selected statistical analysis and failure to review and apply relevant statistics lead to a series of materially false conclusions. Tenet's assertions and analyses regarding the Triad Hospitals transition following the July 2007 merger are skewed and incorrect.

Tenet's Allegation of Inappropriate Admissions "Observation rate" * Biased metric Omits an industry peer with an "observation rate" much closer to CHS. Faulty inference Compares low "observation rate" to a national average and to the hospital system with the highest "observation rate". Concludes that all absent observation cases are inappropriate admissions; ignores patients treated and released from ER. Ignores any threshold for statistical significance between low "observation rate" and national average. Flawed analysis Tenet alleges 20,000 to 31,000 inappropriate admissions in 2009, which we regard as illogical and not supported by the facts. Actual total Medicare one-day stay admissions in 2009 were 38,000 (after appropriate exclusions). We believe Tenet's analysis concludes that 45% to 69% of the total one-day stays were inappropriate - an absurdly high percentage. No statistically significant correlation exists between outpatient "observation rate" and the one-day stay inpatient admission rate at 3,540 hospitals. * Tenet Healthcare Corporation vs. Community Health Systems, Inc., filed April 11, 2011, Complaint ¶ 98 chart, defines "observation rate" as "total unique observation claims divided by the sum of total unique observation claims and total inpatient short-stay acute care hospital claims." We believe that "inpatient short-stay acute care hospital claims" as used in Tenet's ¶ 98 chart, equals all inpatient admissions regardless of length of stay. Tenet's Complaint elsewhere defines "observation rate" as "the number of Medicare outpatient observation claims divided by the sum of Medicare outpatient observation claims plus Medicare inpatient claims." (Tenet Complaint at page 9, note 6.)

12.43% (National Average) The result of this pro-forma adjustment: CHS one-day stays as a percentage of total admissions would now range from an implausibly low 8.1% to 4.5%, versus a 29-state statewide-average of 12.5%. Clearly, the Tenet analysis contains significant flaws. 2009 Medicare One-Day Stays Minus 85% Pro-Forma Removal of Alleged Inappropriate Admissions Tenet's Allegations Lead to an Implausible Result HCA THC HMA LPNT UHS CHS States with CHS Hospitals CHS (Tenet Allegation 85% 20K) CHS (Tenet Allegation 85% 31K) 1-Day Stay 0.115 0.117 0.124 0.107 0.137 0.147 0.125 0.081 0.045 Average 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 Source: American Hospital Directory, CHS analysis reviewed by an outside consultant. Tenet lawsuit, April 11, 2011. Medicare One-Day Stays is a ratio of (a) Medicare one-day stays for short term acute care hospitals, excluding distinct part units and excluding discharges for transfers to other acute care hospitals, deaths, and left against medical advice; divided by (b) total Medicare discharges for short-term acute care hospitals, excluding distinct part units and excluding transfers to other acute care hospitals. Tenet Allegation - CHS Medicare one-day stays have been reduced by 85% of Tenet's estimate of between 20,000 and 31,000 inappropriate admissions.

Tenet's allegations fail to balance the CMS rules regarding the use of observation status with the CMS position regarding inpatient admissions: If the physician determines that the patient's assessment and treatment are likely to take more than 24 hours (or that the patient is expected to remain overnight), the patient should be admitted as an inpatient. Inpatient Admissions vs. Observation Status

Inpatient "An inpatient is a person who has been admitted to a hospital for bed occupancy for purposes of receiving inpatient hospital services. Generally, a patient is considered an inpatient if formally admitted as inpatient with the expectation that he or she will remain at least overnight and occupy a bed even though it later develops that the patient can be discharged or transferred to another hospital and not actually use a hospital bed overnight." Medicare Definitions Source: CMS, Medicare Benefit Policy Manual, Chapter 1 (Rev. 1, 10-01-03); Chapter 6, 20.2, (Rev. 82; Issued: 02-08-08; Effective: 01-01-08; Implementation: 03-10-08); www.cms.gov CAH: Critical Access Hospital Outpatient "A hospital outpatient is a person who has not been admitted by the hospital as an inpatient but is registered on the hospital records as an outpatient and receives services (rather than supplies alone) from the hospital or CAH. Where the hospital uses the category 'day patient,' i.e., an individual who receives hospital services during the day and is not expected to be lodged in the hospital at midnight, the individual is considered an outpatient."

Outpatient Observation Services "Observation care is a well-defined set of specific, clinically appropriate services, which include ongoing short term treatment, assessment, and reassessment before a decision can be made regarding whether patients will require further treatment as hospital inpatients or if they are able to be discharged from the hospital. Observation services are commonly ordered for patients who present to the emergency room and who then require a significant period of treatment or monitoring in order to make a decision concerning their admission or discharge." "Observation services are covered only when provided by the order of a physician or another individual authorized by State licensure law and hospital staff bylaws to admit patients to the hospital or to order outpatient tests. In the majority of cases, the decision whether to discharge a patient from the hospital following resolution of the reason for the observation care or to admit the patient as an inpatient can be made in less than 48 hours, usually in less than 24 hours. In only rare and exceptional cases do reasonable and necessary outpatient observation services span more than 48 hours." Source of citation for outpatient care and observation services: CMS, Medicare Claims Processing Manual and Medicare Benefit Policy Manual Chapter 6, 20.6, (Rev. 107, Issued: 05-22-09, Effective: 07-01-09, Implementation: 07-06-09) Additional reference for observation services: Medicare Claims Processing Manual, Chapter 12, Section 30.6.8 - Payment for Hospital Observation Services. See also, July 7, 2010, letter from CMS Acting Administrator Marilyn Tavenner to Richard Umbdenstock, President and Chief Executive Officer, American Hospital Association, stating in part "[a]s it is not in the hospital's or the beneficiary's interest to extend observation care rather than either releasing the patient from the hospital or admitting the patient as an inpatient, we are interested in learning more about why this trend is occurring and would appreciate any information you can share to better inform further actions CMS can take on this issue." Centers for Medicare & Medicaid Services website: www.cms.gov Medicare Definitions

Use of Clinical Review Criteria We believe that Tenet implies a requirement that hospitals use vendor-supplied clinical review criteria and that there is something nefarious about the clinical review criteria developed over time by CHS physicians and other health care professionals. CMS does not dictate or endorse any particular criteria. CMS does not endorse any particular brand of screening guidelines.

CMS requires that hospitals adopt clinical criteria for use by each hospital's utilization review committee or department.1 25% of hospitals in the U.S. use criteria other than InterQual or Milliman (formerly known as Milliman & Robertson).2 CMS contractors [e.g., Medicare Administrative Contractors or MACs, Recovery Audit Contractors (RACs)] are not required to use any specific admission criteria. In 2011, prior to the filing of the Tenet lawsuit, CHS had made the decision and signed a contract to begin using third-party vendor criteria for admission and procedure appropriateness review. Role / Purpose of Clinical Review Criteria Source: MLN Matters(r) Number: SE1037, Guidance on Hospital Admission Decisions (1) Hospitals are required by CMS Conditions of Participation to have procedures for conducting admission review (although not all admissions must be reviewed pursuant to those procedures. 42 CFR 482.30 -- Utilization Review (2) Tenet Healthcare Corporation vs. Community Health Systems, Inc, filed April 11, 2011

CHS Clinical Guidelines for Inpatient Care "CHS Clinical Guidelines for Inpatient Care" commonly known as the "Blue Book" Developed around late 1999 at a time when CHS-affiliated hospitals were primarily rural At the end of 1999, CHS operated 46 hospitals in 20 states with 4,115 licensed beds At the time, payors were utilizing a wide variety of criteria PROs-InterQual Some Managed Care-Milliman & Robertson Other Managed Care-Proprietary Criteria Medicaid-InterQual or Proprietary Criteria Challenging for staff to keep up with varied criteria based on payor preference Determination that Medical Necessity should not vary by payor Purchasing from a third party all sets of criteria for all CHS facilities was cost prohibitive and unnecessary Determined that CHS could work with physicians to develop appropriate guidelines for case management

CHS Clinical Guidelines for Inpatient Care Goals for "CHS Clinical Guidelines for Inpatient Care" (Blue Book) One set of criteria for all payors Easy to use and understand by case manager Based on current clinical practice Affordable and cost effective

CHS Clinical Guidelines for Inpatient Care Process for Blue Book development Selected top 20 most frequent conditions needing inpatient care for initial data set Conducted literature search Developed draft guidelines Created design and layout for ease of use Submitted to CHS Regional then National Physician Advisory Board for clinical review and approval Board of Regional or National physician representatives Provide input, advice and clinical expertise to CHS Assist with development of clinical criteria for admissions, diagnostic testing, and resource management

CHS Clinical Guidelines for Inpatient Care Blue Book regularly updated Six revisions August 2001 March 2003 August 2006 December 2007 August 2009 July 2010 Updates included review of other sources (professional medical organizations such as American College of Cardiology, InterQual, Milliman, and others) Regular input and approval by physicians through CHS regional and national Physician Advisory Boards (PABs) We believe that Tenet's complaint misleads readers by citing only the original version (2000) of the CHS review criteria, but then quoting from or referring to a later version, which is also outdated.

CHS Provides Better Emergency Room Service CHS tracks patient ER wait time and other important service metrics. By improving information collection and analysis, CHS provides more efficient and effective health care. One information tool is Pro-MED.

Patient arrives at Emergency Room Patient Status and Emergency Room Flow Triage ED physician examination / testing and treatments Attending physician / hospitalist 0 Patient's condition can be evaluated / treated within 24hrs and / or rapid improvement anticipated within 24 hrs Home Inpatient admission Outpatient: home health care, extended care facility, or home Condition requires treatment / further evaluation that can only be provided in a hospital setting Observation: Additional time necessary to determine if inpatient admission is medically necessary Yes or Unsure Patient not improving or not stable for discharge within 24 hrs Alternate level of care is appropriate Patient Improved or Stable No 2 4-6 8 Timeline in Hours (Not to Scale)

Pro-MED Clinical System at CHS What is the Pro-MED emergency room electronic health record? Pro-MED Clinical Systems L.L.C. was formed in 1991 to market a clinical information system for hospital emergency rooms. The Pro-MED Clinical System has been deployed to most but not all CHS affiliated hospitals to improve patient care and assist in the management of ER operations. ". . . .A unique system which automates many important functions to assist the Healthcare Team in Administering Appropriate Cost Effective and Consistently High Quality Patient Care. . . ." * * Source for Pro-MED quote and other information: www.promed-services.com

CHS Use of Pro-MED System Standardized tools for managing patients during and after ER visit Status board showing location and status of each patient Patient tracking includes, length of stay and wait times for critical stages in ER visit: Wait time to triage Wait time to be placed in exam room or seen by primary nurse Wait time to be seen by physician Wait time for disposition or time that patient waited to be discharged, admitted or transferred. More efficient ER patient management (through Pro-MED system and other processes), shortened ER length of stay and possibly reduced the need for use of observation status Source for Pro-MED information: www.promed-services.com

What the Pro-MED system does not do: Does not order tests Does not contain admission or observation criteria from any source * Does not make any recommendation to physicians to admit patients, place patients in observation, or discharge patients * * Excludes three CHS hospitals where system flags criteria. The Pro-MED Qual Check Module uses predetermined clinical decision-making criteria to make recommendations to providers regarding patient disposition. CHS began a test of the module in mid-2007. The module was installed at four hospitals and later shut down in one of the four. Blue Book (version 2006) criteria was used in part to establish clinical parameters for the pilot. Use of the system was never expanded beyond those three facilities. An internal review of the 2009 Reports indicated that the three hospitals and providers were underutilizing this module. CHS Use of Pro-MED System

Physician Decision to Admit The decision to admit a patient to a hospital is a clinical assessment of medical necessity made by the admitting physician. Attending physicians order admissions; it is the essence of medical judgment. Physicians rely on their education, training, and experience, and base their decisions on the clinical picture presented by each individual patient. Emergency room physicians very rarely, and in very few hospitals, have authority to admit. These doctors have all made individual, personal commitments to medical ethics and professional responsibility. The vast majority of attending physicians at CHS-affiliated hospitals are not our employees; rather they are independent practitioners with medical staff privileges. Inappropriate admissions would be contrary to sound medical practice, raise costs, and waste resources. CHS and its affiliated hospitals do not dictate admission decisions by physicians. CHS maintains strong controls regarding hospital physician contracts designed to prevent any inappropriate payments or incentives to physicians.

Criteria for Observation and Inpatient Care Source: "Recent Growth in Hospital Observation Care," MedPAC, September 13, 2010 General guidance: Reasonable & necessary 8 or more hours of service Medical record must contain: physician order, written request for observation, and timeframe Timing: not rigidly specified Observation Criteria Inpatient Admission Criteria General guidance: Physicians should also consider predictability of adverse outcomes, severity, hospital resources, and other factors Timing: admit patients expected to need hospital care for 24 hours or more Decision to admit, place in observation, or discharge the patient is made by attending physician at the front-end of each patient's care.

"Observation Rate" is a Contrived Statistic Tenet's contrived "observation rate" is not an industry term and we believe it is not a useful metric We believe that inpatient rates matter, "observation rate" does not Tenet excludes a key industry peer in calculating its "observation rate" That peer company, UHS, has an "observation rate" close to CHS

"Observation Rate" is a Contrived Statistic Internet Search Results Surgery 109,000,000 Admission 30,900,000 Emergency Room Visits 1,600,000 One-Day Stay 1,350,000 "Observation Rate" 1,720 Source: Google web search engine on 4/17/2011 at 10:15 PM CDT, http://www.google.com/ Note (1): Required words - all searches require use of the word: "hospital" Note (2): Results List - Exact word or multi-word placed inside quotation marks: "" Millions of Internet search results appear for Surgery, Admission, ER Visits, and One-Day Stay, but only 1,720 results appear for the contrived "Observation Rate".

Analysts Seek Relevant Statistics Gary Taylor, Citigroup April 15, 2011 "We believe the ratio of 1-day Medicare admissions divided by total admissions is the most relevant statistic to analyze when considering such an allegation. In fact, this is a key ratio used by Medicare RAC auditors to flag potentially unnecessary hospital stays." A.J. Rice, Susquehanna April 17, 2011 "No red flags appear to have been raised on the metrics that are most commonly looked at when testing whether someone is being too lenient on its inpatient admissions criteria such as the percentage of admissions with an average length of stay of one day or the company's ER conversion rate." Tom Gallucci, Lazard Capital April 15, 2011 "Based on substantial analysis in recent days of a variety of Medicare cost report data, it is our view that no single statistic tells the entire story as everything can be naturally skewed by various nuances." Frank Morgan, RBC Capital April 18, 2011 "We continue to believe that the measure Tenet touts is meaningless (as confirmed by most hospital operators) and Community is within an acceptable range of its peers on more commonly recognized measures." Source: Equity analyst research reports; CHS does not purport to speak for, or claim endorsements by, any of the equity analysts quoted or cited in this presentation.

Industry Comments on "Observation Rate" Vanguard Health Systems April 12, 2011 "Medicare Observation Rate is not a statistic that the Company normally reports." Iasis Healthcare April 13, 2011 "Medicare observation rate is not something it customarily reports." LifePoint Hospitals April 14, 2011 The company does not believe that the observation rate, as presented by THC, is a relevant statistic. Universal Health Services April 14, 2011 The observation rate is not indicative of the appropriateness of admissions. Note: LifePoint Hospitals comment made during dialogue with investors on April 14, 2011 (as reported by Frank Morgan) and Universal Health Services comment made during a dialogue with investors on April 14, 2011 (as reported by Robert W. Baird). Vanguard and Iasis comments from public filings.

Tenet Does Not Disclose "Observation Rate" Document Review: Tenet Healthcare Corp. SEC 10-K Filings from December 31, 2006, through December 31, 2010. If Tenet believes "observation rate" is a material statistic, then why did Tenet not disclose this metric in its own SEC filings? Tenet has not disclosed statistics for "observation rate" in any annual report SEC 10-K filings or quarterly report SEC 10-Q filings for the reporting periods from December 31, 2006, through December 31, 2010.

Public Co Average Medicare "Observation Rate" with Total Relevant Peer Group Source: American Hospital Directory, Robert W. Baird, April 13, 2011; company reports, reviewed by an outside consultant. Baird data includes distinct part units and includes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. "Observation Rate": Independent research analysts and CHS have not, to date, been able to replicate Tenet's calculations and assumptions as defined in its Complaint (¶ 98 and page 9, note 6). As a comparable formula, analysts and CHS use the following definition for "Observation Rate": Outpatient Observation Visits divided by the sum of Outpatient Observation Visits plus Inpatient Admissions for All Lengths of Stay. Tenet's analysis does not include UHS acute care hospitals, which have total revenue similar to peer companies which Tenet includes. The relevant peer group for CHS should include UHS. Including UHS in the analysis and weighting the peer group averages provides a more representative and reliable peer group comparison. 2009 Medicare "Observation Rate" Tenet analysis fails to include UHS acute care hospitals THC HMA LPNT CYH UHS Baird Estimate 0.1144 0.1056 0.1721 0.0604 0.0645 THC Estimate 0.1208 0.1092 0.1704 0.0511 Public Co Avg 0.096 0.096 0.096 0.096 0.096 9.6% Peer Group Average Baird Estimate THC Estimate

Additional analyses verify that the "observation rate" for UHS, excluded from the Tenet analysis, has a similar value to that for CHS. Source: American Hospital Directory, Morgan Stanley, April 13, 2011 "Observation Rate": Outpatient Observation Visits divided by the sum of Outpatient Observation Visits plus Inpatient Admissions for All Lengths of Stay. Medicare "Observation Rate" 2009 Medicare "Observation Rate," Peer Group Including UHS HCA THC HMA LPNT CYH UHS Obs Rate 0.136 0.121 0.109 0.17 0.051 0.065 Tenet failed to include UHS acute care hospitals in its analysis

THC HMA LPNT CYH UHS Observation Rate 0.1144 0.1056 0.1721 0.0604 0.0645 Public Co Wtd Avg 0.096 0.096 0.096 0.096 0.096 +/- 1 Std Dev, Hospital Level 0.166 0.166 0.166 0.166 0.166 0.026 0.026 0.026 0.026 0.026 2009 Medicare "Observation Rate," Peer Group Including UHS Medicare "Observation Rate" Variance The difference between the 6.0% Medicare "observation rate" for CHS and the 9.6% peer group average "observation rate" is not statistically significant. One cannot reliably infer any difference between CHS and the peer group from this statistic alone as Tenet has sought to do. The CHS "observation rate" easily falls within the range bound by 2.6% to 16.6% (one standard deviation above and below the mean, where standard deviation equals 7.0%). Source: American Hospital Directory, Robert W. Baird, April 13, 2011; company reports, reviewed by an outside consultant. Data: Includes distinct part units and includes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. "Observation Rate": Outpatient Observation Visits divided by the sum of Outpatient Observation Visits plus Inpatient Admissions for All Lengths of Stay. Note: Standard deviation is measurement of variability or "dispersion" from the average (mean or expected value). 16.6% (+1 sd) 9.6% Peer Group Average 2.6% (-1 sd) Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way.

CHS "Observation Rate" Not Correlated with Inpatient Admissions Correlation study of "observation rate" An analysis of inpatient admissions for CHS hospitals, found no statistically significant correlation exists between outpatient "observation rate" and inpatient admissions for all lengths of stay. A similar analysis of inpatient admissions at 3,540 hospitals, showed a small statistically significant correlation exists between outpatient "observation rate" and inpatient admissions for all lengths of stay. While this small correlation was found to be statistically significant, the strength of the correlation does not suggest it is meaningful. As used in statistics, "significant" does not mean important or meaningful, as it does in everyday speech. An analysis seeking to find a relationship between 1) the contrived Medicare "observation rate", defined as outpatient observation visits divided by the sum of outpatient observation visits plus inpatient admissions for all lengths of stay, and 2) inpatient admissions for all lengths of stay found no statistically significant correlation upon review of CHS hospitals analyzed using data from 2009. An outside consultant reviewed this research methodology and agreed with this finding. Correlation: the extent of correspondence between the ordering of two variables. Significance: a result is called statistically significant if it is unlikely to have occurred by chance. "Observation Rate:" outpatient observation visits divided by the sum of outpatient observation visits plus inpatient admissions for all length of stays.

Other Metrics Are More Relevant than "Observation Rate" Medicare ER Admission Rate Medicare ER Discharge Rate Average Length of Stay (ALOS) Medicare One-Day Stays Specified Medicare One-Day Stay Admission Ratio of Medicare One-Day Stays to Total Medicare ER Visits Medicare One-Day Stays to ER Admissions Net Revenue Per Adjusted Admission Tenet's allegations ignore the most relevant statistics that provide a more accurate picture of CHS. For each of the following accepted industry metrics, CHS is in line with other for-profit hospital companies and/or within one standard deviation of industry-wide norms, based on available data.

Catholic Health East Adventist UHS HCA THC Ascension Trinity Health HMA Mayo CYH Sutter Health Catholic Health Init Catholic HC West LPNT ER Admit Rate 0.335 0.308 0.298 0.292 0.292 0.284 0.284 0.281 0.279 0.268 0.267 0.251 0.239 0.208 Natl AveAll Hospitals 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 0.285 +/- 1 Std Dev, Hospital Level 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.394 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 0.177 Medicare Emergency Room Admission Rate The CHS emergency room admission rate of 26.8% is in line with the peer group and well within plus or minus one standard deviation of the mean, which spans 17.7% to 39.4%. 2009 Medicare Emergency Room Admission Rate Peer Group with Parameters for Standard Deviation 39.4% (+1 sd) 28.5% Peer Group Average 17.7% (-1 sd) 26.8% Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way. Source: American Hospital Directory, Robert W. Baird, April 18, 2011; reviewed by an outside consultant. Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Formula: Medicare admissions from ER divided by Medicare ER visits. Note: "sd" represents one standard deviation.

In 2009, 55.7% of CHS Medicare ER patients were neither admitted as inpatients nor placed in observation status; rather, they were discharged from the hospital promptly after emergency room treatment. Medicare Prompt ER Discharge Rate Source: American Hospital Directory, Credit Suisse, April 17, 2011 Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Medicare Immediate ER Discharge Rate: 1 - (ER Admits / ER Visits) - (ER Observations / ER Visits) 2006 2007 2008 2009 HMA 0.493 0.525 0.529 0.525 LPNT 0.528 0.609 0.632 0.641 HCA 0.394 0.436 0.431 0.422 UHS 0.405 0.478 0.445 0.471 THC 0.255 0.346 0.392 0.318 CYH 0.495 0.533 0.537 0.557 2006-2009 Medicare Prompt ER Discharge Rate These patients are neither admitted nor observed 2006 LPNT 52.8% CYH 49.5% HMA 49.3% UHS 40.5% HCA 39.4% THC 25.5% 2009 LPNT 64.1% CYH 55.7% HMA 52.5% UHS 47.1% HCA 42.2% THC 31.8%

Medicare Inpatient Average Length of Stay CHS In Line With Peers Source: American Hospital Directory Additional Sources: Robert W. Baird & Co. April 13, 2011 report, company reports, reviewed by an outside consultant. Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Note: "sd" represents one standard deviation. CHS average Medicare inpatient length of stay is in line with peer group. THC HMA LPNT CYH UHS AVG ex-CHS ALOS 4.82 4.17 4.32 4.25 4.38 4.42 2009 Average Length of Stay (ALOS) Source: American Hospital Directory Additional Sources: Morgan Stanley, April 13, 2011 report. THC HMA LPNT CYH UHS ALOS 5.49 4.62 4.2 4.17 4.85 Public Co Wtd Avg 4.53 4.53 4.53 4.53 4.53 +/- 1 Std Dev, Hospital Level 5.48 5.48 5.48 5.48 5.48 3.58 3.58 3.58 3.58 3.58 5.48 (+1 sd) 4.53 Average 3.58 (-1 sd) Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way.

Source: Cost Report Data (Inpatient, Medicare Provider Analysis and Review File), Citigroup, April 15, 2011 Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. One-day stays to inpatient admissions: Medicare one-day stays divided by Medicare total inpatient admissions. Note: Standard deviation is measurement of variability or "dispersion" from the average (mean or expected value). Kaiser Mayo Stanford UHS Sutter CHW CYH CHI Michigan THC Ascension HMA Clvlnd Cl LPNT Baylor Adj 1-Day Stay % 0.203 0.179 0.175 0.161 0.158 0.158 0.155 0.141 0.138 0.137 0.135 0.133 0.116 0.113 0.112 Wtd Avg - All Hospitals 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 0.133 +/- 1 Std Dev 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.208 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 0.058 Medicare One-Day Stays within Industry National Weighted-Average and Standard Deviation 13.3% Average 20.8% (+1 sd) 5.8% (-1 sd) 15.5% Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way. Statistically valid approach shows CHS Medicare one-day stay percentage of 15.5% in line with industry national weighted-average of 13.3% (variance to industry national weighted-average within one standard deviation). 2009 Medicare One-Day Stays to Medicare Total Discharges Compared to National Weighted-Average

2009 Medicare One-Day Stays to Medicare Total Admissions Compared to National Average Statistically valid approach shows CHS Medicare one-day stay percentage of 13.7% in line with national average of 11.6% (variance to national average within one standard deviation). Mayo Sutter Health CYH Trinity Health Catholic HC West Catholic Health Init UHS Ascension Adventist HMA THC HCA Catholic Health East LPNT 1-Day Stays 0.173 0.137 0.137 0.13 0.13 0.13 0.126 0.124 0.119 0.116 0.111 0.109 0.104 0.098 Natl AveAll Hospitals 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 0.116 +/- 1 Std Dev, Hospital Level 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.164 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 0.067 13.7% 11.6% Average 16.4% (+1 sd) 6.7% (-1 sd) Source: American Hospital Directory Other Sources: Robert W. Baird & Co., April 18, 2011, reviewed by an outside consultant. Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. One-day stays to inpatient admissions: Medicare one-day stays divided by Medicare total inpatient admissions. Note: Standard deviation is measurement of variability or "dispersion" from the average (mean or expected value). Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way. Medicare One-Day Stays to National Average

Medicare One-Day Stays 2006-2009 2006-2009 Triad Same-Store Medicare One-Day Stay to Inpatient Admissions Parameters Reflect One Standard Deviation Above and Below the Mean Despite a slight trended rise, Triad same-store one-day stays from 2006 to 2009 remain well within industry averages and variability. The Triad same-store one-day stay ratio equates to 13.3% in 2009, which falls well within the plus or minus one standard deviation range of 6.7% to 16.4%. 2006 2007 2008 2009 TRI 1-Day Stays 0.105 0.108 0.131 0.133 Natl AveAll Hospitals 0.122 0.121 0.117 0.116 +/- 1 Std Dev, Hospital Level 0.172 0.172 0.167 0.164 0.072 0.069 0.068 0.067 11.6% Average 16.4% (+1 sd) 6.7% (-1 sd) 2009 Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way. Source: American Hospital Directory Other Sources: Robert W. Baird & Co., April 18, 2011, reviewed by an outside consultant. Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. One-day stays to inpatient admissions: Medicare one-day stays divided by Medicare total inpatient admissions. Note: Standard deviation is measurement of variability or "dispersion" from the average (mean or expected value).

Medicare One-Day Stays 2005-2009 Source: American Hospital Directory, UBS Estimates, April 18, 2011. Formula: Medicare one-day stays to Medicare inpatient admissions. Data: One-day stays (numerator) exclude transfer codes, but inpatient admissions (denominator) include transfer codes. Transfer Codes: Discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Distinct Part Units: Included in both one-day stays (numerator) and inpatient admissions (denominator). Excludes critical access hospitals. 2005-2009 Medicare One-Day Stays to Medicare Inpatient Admissions During the four years from 2006 to 2009, the ratio of Medicare one-day stays to inpatient admissions for CHS has not meaningfully changed (only a 1.5% increase since 2006 in the ratio of one-day stays to inpatient admissions, despite size and service mix for CHS).

The ratio of Medicare one-day stays to total Medicare ER visits for CHS is in line with that of the peer group. Ratio of Medicare One-Day Stays to Total Medicare ER Visits 2006 2007 2008 2009 CYH 0.085 0.08 0.087 0.082 HMA 0.082 0.075 0.068 0.066 LPNT 0.069 0.058 0.048 0.04 HCA 0.108 0.089 0.086 0.086 UHS 0.101 0.088 0.099 0.091 THC 0.097 0.087 0.081 0.093 2006 LPNT 6.9% CYH 8.5% HMA 8.2% UHS 10.1% HCA 10.8% THC 9.7% 2009 LPNT 4.0% CYH 8.2% HMA 6.6% UHS 9.1% HCA 8.6% THC 9.3% Source: American Hospital Directory, Credit Suisse, April 17, 2011. Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Medicare One-Day Stays to Total Medicare ER Visits: Medicare Inpatient One-Day Stays divided by Total Medicare ER Visits. 2006-2009 Medicare One-Day Stays to Medicare ER Visits

Source: American Hospital Directory, company disclosures, J.P. Morgan estimates Short-Stay Admissions: One-Day Stay Admissions plus Two-Day Stay Admissions Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. Case mix index (CMI) is the average diagnosis-related group weight for all of a hospital's Medicare volume. Medicare Case Mix Index for All Admissions and Short-Stay Admissions 2009 Medicare Case Mix Index, Admissions and Short-Stays CHS Acute Care CMI 1.38 2009 CHS Short stay CMI 0.96 2009 John Rex, J.P.Morgan, April 18, 2011: "We look at both the overall CMI [case mix index] of the system as well as the CMI for the short-stay admission population. Community, shows as having somewhat of a lower overall CMI which would be expected due to its geography (large urban hospitals should see greater acuity) as well as its higher short day stays which would typically have a lower acuity given the short length of stay. Looking at just the CMI for the short-stay category only, Community actually shows a bit higher than many of the other hospitals especially when we look at the legacy CHS hospitals (so ex Triad)."

CYH HMA LPNT THC UHS Avg ex-CHS Revenue Per Adjusted Admission 9930 8697 8015 11824 10260 9699 Source: Morgan Stanley, April 13, 2011 report Formula: Net Revenue divided by the number of adjusted admissions CHS net revenue per adjusted admission in line versus above peers, given location. 2010 Net Revenue Per Adjusted Admission Net Revenue Per Adjusted Admission

The CHS ratio of one-day stays to ER admissions is slightly below the competitive market (defined as competing hospitals [n=193] within a 15-mile radius of CHS facilities). Medicare One-Day Stays to ER Admissions 2009 Medicare One-Day Stays to ER Admissions Medicare Patients Admitted thru the ER with One-Day Stay Source: American Hospital Directory, Credit Suisse, April 17, 2011 Data: Includes distinct part units and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths. One-Day Stays to ER Admissions: Medicare Inpatient One-Day Stays divided by Medicare Inpatient Admissions from ER. LPNT THC HMA HCA UHS CYH Company 0.145 0.157 0.165 0.169 0.187 0.213 Competitive Market 0.194 0.185 0.182 0.192 0.173 0.22 CYH

Specified Medicare One-Day Stay Admissions 2009 Six Specified One-Day Stays to Total Medicare Admissions Tom Galluci, Lazard Capital, April 15, 2011: "Our analysis reflects that in four of six specific conditions [noted in the THC allegations], CYH's admissions as a percent of the total were very much in line with the peer group, and in several cases were actually a tad below average." "As a matter of perception, chest pain represents 2% of total inpatient cases at CYH versus 1.5% among the peers; a 1% difference equal to about 2,500 admissions." CHS believes that its 2009 calculated percentage of one-day, chest pain stays divided by total discharges compared to over 3,500 hospitals same percentage would indicate approximately 500 additional CHS one-day, chest pain stays for 2009. CHS one-day chest pain stays are approximately 9% of CHS one-day stays. Source: American Hospital Directory, Lazard Capital, April 15, 2011. Reviewed by independent consultant.

Equity Analyst Comments After Reviewing Proper Metrics Whit Mayo, Robert W. Baird & Co. April 18, 2011 "Plausible perceived risk dramatically higher than real risk, fueled by biases and drama. We are increasingly comfortable with our confidence anchored to legitimate (and sound) statistical analysis and the fact that so many parties are biased." Doug Simpson, Morgan Stanley April 13, 2011 "Overall, our own analysis of various operating metrics among the hospitals does not suggest a systematic difference between CYH's own admissions policies, and those of its peers. In fact, across a variety of different screens, CYH comes close to the average, and in some cases slightly below our expectations, which does not suggest the level of wrong-doing as implied by the THC lawsuit." Gary Taylor, Citigroup April 15, 2011 "THC explicitly alleged that CYH systemically, unnecessarily, and fraudulently diverts patients from outpatient observation status to inpatient admission in order to boost revenues. The data we have analyzed thus far (ER conversion rates, ALOS, and now 1-day admissions) does not appear to support such an allegation." Gary Taylor, Citigroup April 12, 2011 "THC cites CYH's lower observation rates and we believe this data is accurate. However, in our view, low observation rates alone do not prove medically unnecessary inpatient stays. A higher rate of ER visits into inpatient admissions and / or a lower ALOS would be more direct evidence of such an allegation. Our preliminary analysis suggests CYH's Medicare ER rate is lower than expected (2nd lowest in the industry) and ALOS is as expected." Source: Equity Analyst Research Reports

CHS Data and Analysis Our work confirms independent analysts' conclusions. CHS financial data shows no outliers.

CHS Same Store Net Revenue Growth CHS same store net revenue growth compares to that of the industry. Same Store CHS THC HCA HMA LPNT UHS Net Revenue Growth 2010 3.9% 1.8% 2.1% 4.1% 6.9% 2.4% 2009 5.9% 4.1% 6.1% 5.4% 5.3% 3.6% 2009-2010 Same Store Net Revenue Growth Source: Annual Reports - Company SEC Form 10-K Filings

CHS Same Store Admissions Growth CHS same store admissions growth compares to that of the industry. Admission Rates CHS THC HCA HMA LPNT UHS 2010 -2.5% -2.4% 0.1% -1.6% -2.2% -0.3% 2009 -1.5% -0.6% 1.2% 2.9% -4.5% 0.6% 2009-2010 Same Store Admissions Growth Source: Annual Reports - Company SEC Form 10-K Filings

CHS Consolidated EBITDA Margins CHS EBITDA margins compare with those of the industry. 2009-2010 Consolidated EBITDA Margins EBITDA Margin CHS THC HCA HMA LPNT UHS 2010 13.6% 11.4% 19.1% 14.4% 15.3% 13.2% 2009 13.8% 10.9% 18.2% 14.7% 15.8% 13.1% Source: Annual Reports - Company SEC Form 10-K Filings

CHS Medicare Emergency Room Admission Rates

2006-2009 CHS vs. Hospitals with 15 to 400 Beds Limited to 29 States in which CHS Operates



35%
30%
25%
20%
15%
10%
5%
0%
27.7%
32.8%
27.5%
29.5%
27.9%
29.0%
26.4%
27.8%
2006
2007
2008
2009
CHS
Bed Range (15-400)

The CHS Medicare ER admission rate is slightly below the same rate for hospitals with 15 to 400 beds in the 29 states in which CHS operates hospitals.

Source: American Hospital Directory, CHS Analysis reviewed by an outside consultant
Data: Includes distinct part units, excludes critical/access hospitals and excludes discharges for transfers to other acute care hospitals, left against medical advice, and deaths.
Medicare ER Admission Rate calculated as IPPS cases admitted from ER / [OPPS ER claims + IPPS cases admitted from ER]
Medicare IPPS = Medicare Inpatient Prospective Payment System, i.e., Diagnosis-Related Group case-based reimbursement

52

2006 2007 2008 2009 CHS 1.11 1.09 1.07 1.05 1.00-1.50 Range 1.02 1.03 1.01 0.99 2006-2009 CHS vs. Nationwide Hospitals with an Overall CMI between 1.00 and 1.50 Source: American Hospital Directory, CHS Analysis reviewed by an outside consultant Medicare Short-Stay Case Mix Index is the average weighted based on total discharges. Short-stay cases are defined as cases with a one or two-day total length of stay, including distinct part units, excluding critical access hospitals and excluding discharges to another short-term hospital, patients who left against medical advice, and deaths. Note: National average Medicare short-state case mix index in 2008 and 2009 are approximately 1.00 and 1.50, respectively. CHS case mix index is higher for short-stay admissions as compared to the nationwide average, which is a different result than that expected considering Tenet's allegations predicated on lower-acuity short-stay admissions at CHS hospitals. Medicare Short-Stay Case Mix Index

Medicare Short-Stay Case Mix Index 2006 2007 2008 2009 CHS 1.11 1.09 1.07 1.05 1.00-1.50 Range 1.04 1.04 1.02 0.99 2006-2009 CHS vs. Hospitals Limited to 29 States in which CHS Operates and with an Overall CMI between 1.00 and 1.50 Source: American Hospital Directory, CHS Analysis reviewed by an outside consultant Medicare Short-Stay Case Mix Index is the average weighted based on total discharges. Short-stay cases are defined as cases with a one or two-day total length of stay, including distinct part units, excluding critical access hospitals and excluding discharges to another short-term hospital, patients who left against medical advice, and deaths. Note: Statewide average Medicare short-stay case mix index in 2008 and 2009 are approximately 1.00 and 1.50, respectively. CHS case mix index is higher for short-stay admissions as compared to the statewide average (constructed from the 29 states in which CHS operates hospitals), which is a different result than that suggested by Tenet's allegations predicated on lower-acuity short-stay admissions at CHS hospitals.

The Fallacy Of Tenet's Thesis: Lower Observations ^ Inappropriate Admissions We believe that Tenet's allegation that lower "observation rate" results in inappropriate admissions is illogical and misleading. Applying Tenet's theory and calculating the ratio of Medicare one-day stay admissions to Medicare total inpatient admissions results in 4.5% to 8.1%, which is below state-wide averages where CHS operates.

Medicare One-Day Stays to Total Admissions 2009 One-Day Stays to Total Admissions Compared to Peers and State-wide Averages * CHS has approximately 6% of its one-day stay volume in CHS hospitals using InterQual with a one-day stay percentage of 13.1% for 2009. Source: American Hospital Directory, CHS Analysis, reviewed by an outside consultant Ratio of (a) Medicare one-day stays for short term acute care hospitals, excluding discharges for distinct part units and for transfers to other acute care hospitals, left against medical advice, and deaths; divided by (b) Total Medicare Discharges for short term acute care hospitals, excluding discharges for distinct part units and for transfers to other acute care hospitals. CHS* one-day stays to total admissions is only slightly higher than that of peers and the statewide average (constructed from the 29 states in which CHS operates hospitals). HCA THC HMA LPNT UHS CHS States with CHS Hospitals 1-Day Stays 0.115 0.117 0.124 0.107 0.137 0.147 0.125 Natl AveAll Hospitals 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 +/- 1 Std Dev, Hospital Level 0.199 0.199 0.199 0.199 0.199 0.199 0.199 0.0496 0.0496 0.0496 0.0496 0.0496 0.0496 0.0496 12.43% National Average 19.90% (+1 sd) 4.96% (-1 sd) Upper and lower limits reflect one standard deviation above and below the mean with the assumption that companies within these peer group parameters exhibit metrics that do not differ from that of the peer average in a statistically meaningful way.

The Tenet allegations focus on a low "observation rate" and its effect on all acute care admissions. The following pro-forma information compares CHS one-day stays as a percentage of total admissions with an adjustment for Tenet's inaccurate estimates of inappropriate short-stay admissions for 2009, which Tenet alleges range from 20,000 to 31,000 admissions. The pro-forma illustration allocates 85% of Tenet's alleged inappropriate admissions to one-day stays. The 85% allocation is our estimated percentage of these short stays that are one-day stays. The pro-forma analysis eliminates an estimated number of longer stay admissions from these short-stay admissions so as to better approximate appropriate one-day stay admissions per Tenet's allegations. The revised, pro-forma answer indicates an absurd result after removing the estimated inappropriate admissions and in consideration of the other public companies and the national average. Tenet's Allegations are Inaccurate as Illustrated by Medicare One-Day Stays Source for Tenet Allegation: Complaint filed by Tenet Healthcare Corp. on April 11, 2011.

12.43% (National Average) The result of this pro-forma adjustment: CHS one-day stays as a percentage of total admissions would now range from an implausibly low 8.1% to 4.5%, versus a 29-state statewide-average of 12.5%. Clearly, the Tenet analysis contains significant flaws. 2009 Medicare One-Day Stays Minus 85% Pro-Forma Removal of Alleged Inappropriate Admissions Tenet's Allegations Lead to an Implausible Result HCA THC HMA LPNT UHS CHS States with CHS Hospitals CHS (Tenet Allegation 85% 20K) CHS (Tenet Allegation 85% 31K) 1-Day Stay 0.115 0.117 0.124 0.107 0.137 0.147 0.125 0.081 0.045 Average 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 0.1243 Source: American Hospital Directory, CHS analysis reviewed by an outside consultant. Tenet lawsuit, April 11, 2011. Medicare One-Day Stays is a ratio of (a) Medicare one-day stays for short term acute care hospitals, excluding distinct part units and excluding discharges for transfers to other acute care hospitals, deaths, and left against medical advice; divided by (b) total Medicare discharges for short- term acute care hospitals, excluding distinct part units and excluding transfers to other acute care hospitals. Tenet Allegation - CHS Medicare one-day stays have been reduced by 85% of Tenet's estimate of between 20,000 and 31,000 inappropriate admissions.

"Observation Rate" Not Correlated with One-Day Stay Inpatient Admissions Correlation study of "observation rate" No statistically significant correlation exists between the outpatient "observation rate" and the one-day stay inpatient admission rate at CHS hospitals. No statistically significant correlation exists between the outpatient "observation rate" and the one-day stay inpatient admission rate at 3,540 hospitals. An analysis seeking to find a relationship between 1) the contrived Medicare "observation rate," defined as outpatient observation visits divided by the sum of outpatient observation visits plus inpatient admissions for all lengths of stay, and 2) the ratio of Medicare one-day stays to Medicare inpatient admissions for all lengths of stay, found no statistically significant correlation upon review of CHS hospitals using data from 2009. An outside consultant reviewed this research methodology and agreed with this finding. Correlation: the extent of correspondence between the ordering of two variables. Significance: a result is called statistically significant if it is unlikely to have occurred by chance. "Observation Rate:" outpatient observation visits divided by the sum of outpatient observation visits plus inpatient admissions for all length of stays.

We believe that Tenet is wrong in claiming CHS forced observations into inappropriate admissions at Triad. In fact, CHS improved coding, case management, documentation, streamlined observation stays, invested capital, recruited physicians, and generally worked to improve customer service and patient care at Triad. CHS Improved Operations at Triad

Tenet Errs in Making Triad Hospital Integration Allegations We believe: Tenet used a selective set of data that skewed the analysis and led to faulty conclusions about observation and other statistics. Case management programs and other operational improvements led to more appropriate use of observation status at Triad hospitals. 2008 Triad hospital same store Medicare one-day stays increased by 2,551 (vs. 2007). Less than 25% of the 2008 increase in Medicare one-day stays were coded with DRG/condition admission criteria that Tenet labeled as having "egregious" deficiencies.

CHS Transition Activities with Triad External vendor coding review completed for Triad for 2005 and 2006 noted opportunities for coding education and improved coding accuracy. As is general practice on all acquisitions, all Triad hospital inpatient coders were put through extensive coding training from September through December 2007; training included 8 to 10 hours of intensive coding coursework, standard for all CHS coders, produced by external coding experts. In addition, 23 educational conference calls were held with Triad hospital coders and coder management between September 2007 and December 2008 covering coding, documentation and compliance requirements.

There was room for improvement in case management The facilities lacked certain documentation of processes related to admission status, utilization review, length of stay or resource management Triad had no formal, standardized case management model There were no corporate case management training modules or manuals Management reports did not include any case management metrics such as length of stay Post-operative cases were classified as observation The Triad Case Managers' main responsibility was improving Core Measure performance through their "Top Tier for Excellence" Program Case Managers were responsible for the concurrent core measures process and were required to complete a manual abstraction validation tool for these metrics This focus on core measures would limit the time a case manager could dedicate to utilization review activities, discharge planning, length of stay, etc. CHS Transition Activities with Triad

Implementation of CHS's Case Management Program reduced observation status by: Improvements in Case Management staffing, including ER Case Managers Implementing tools (Blue Book, although InterQual(r) and others were also utilized) and processes that would ensure patients were placed in the appropriate status starting in the ED Improved Length of Stay in observation, reducing the number of patients that stayed in observation greater than 24-48 hours or more Reducing inappropriate use of observation Implemented Pro-MED emergency room system 34 hospitals implemented as of June 30, 2008 Triad hospitals had implemented a similar tracking system in only 12 of their 54 hospitals Standardized Health Information Management and Case and Resource Management programs improved Triad operational performance, including reducing inappropriate observation CHS Transition Activities with Triad

Reasons for Decrease in Medicare Observation Visits Year-Over-Year 2007 to 2008 12 hospitals contributed 63% of the 2007-2008 decline in observation visits. Recent feedback from selected Triad hospitals

"In only rare and exceptional cases do reasonable and necessary outpatient observation services span more than 48 hours. In the majority of cases, the decision whether to discharge a patient from the hospital following resolution of the reason for observation care or to admit a patient as an inpatient can be made in less than 48 hours, usually in less than 24 hours." * Appropriate Use of Medicare Observation * Source: Medicare Claims Processing Manual, Chapter 12-Physicians/Nonphysician Practitioners (Rev. 2159, 02-15-11) Source of citation for outpatient care and observation services: CMS, Medicare Claims Processing Manual and Medicare Benefit Policy Manual Chapter 6, 20.6, (Rev. 107, Issued: 05-22-09, Effective: 07-01-09, Implementation: 07-06-09) Additional reference for observation services: Medicare Claims Processing Manual, Chapter 12, Section 30.6.8 - Payment for Hospital Observation Services. Centers for Medicare & Medicaid Services website: www.cms.gov See also, July 7, 2010, letter from CMS Acting Administrator Marilyn Tavenner to Richard Umbdenstock, President and Chief Executive Officer, American Hospital Association, stating in part "[a]s it is not in the hospital's or the beneficiary's interest to extend observation care rather than either releasing the patient from the hospital or admitting the patient as an inpatient, we are interested in learning more about why this trend is occurring and would appreciate any information you can share to better inform further actions CMS can take on this issue." Centers for Medicare & Medicaid Services website: www.cms.gov

1-7 8-15 16-24 25-34 35-48 >48 2007 253 657 1971 810 929 349 2008 147 338 989 338 299 70 67 Triad Observation Data There were more patients that were kept in observation greater than 24 or 48 hours at Triad hospitals prior to acquisition by CHS. 2007-2008 Medicare Observation Cases By Duration of Time - 16 Triad Same Store Hospitals Source: CHS Data Warehouse Detail patient claim data was not available in the Medicare OPPS Claims File. Therefore, detail patient claim data was extracted from internal data files and compared to summary data in the Medicare OPPS Claims File. As a result, the information set forth represents patient detail data from sixteen CHS Triad hospitals with less than a 15% variance between Internal Data and the Medicare OPPS File, for both hours and number of patients for 2007 and 2008. Sixteen-hospital sample believed to be representative of all Triad same store hospitals. Number of Patients Number of Patients Hours 2007 2008 1-7 253 147 8-15 657 338 16-24 1,971 989 25-34 810 338 35-48 929 299 >48 349 70 4,969 2,181

Duration of Time for Observation Care 2007 2008 2009 Same Store TRI 28.3 25.5 26.6 CHS Total 26.9 24.4 25 CHS average time in observation has been within CMS expectations: 2007 through 2009 - 27 hours to 25 hours. 2007-2009 Average Observation Hours per Patient Claim Source: Information obtained from the Medicare Outpatient Prospective Payment System (OPPS) Claims File Hours per Patient Claim Calculation: aggregate hours divided by aggregate patient claims.

One-Day Stays Same Store Triad Hospitals 2007-2008 Same Store Triad Hospitals Net Change in One-Day Stays Medicare Acute Only 2007 2008 Difference Percentage Same Store Triad 15,534 18,085 2,551 16.4% Same Store CHS Total 33,727 36,864 3,137 9.3% (includes same store Triad) Source: CHS Data Warehouse. Note: 1) Medicare one-day stay inpatients exclude newborn DRGs 789-795. 2) The following same store Triad hospitals were not included in the report due to incomplete 2007 data: Affinity Medical Center, Massillon, OH (4/1/2007); Cedar Park Regional Medical Center, Cedar Park, TX (12/15/2007); the Orthopaedic Hospital, Fort Wayne, IN (2/1/2008). 3) Presbyterian Hospital, Denton, TX (divested) not included. 4) Excludes DPUs. 5) Excludes transfers to other acute care hospitals, left against medical advice, and deaths. Calculation: Medicare one-day stays to Medicare total inpatient admissions Analysis of 2007 Medicare one-day stay admits for the four-month period of May-August 2007 as compared to the four-month period of January-April 2007, demonstrates that the growth of 8% in Medicare one-day admissions began before CHS's first full month of Triad ownership in August 2007. This 8% increase is unrelated to any CHS activities, including case management.

Triad One-Day Stay DRGs 2007-2008 Triad Same Store Hospitals Triad same store hospitals experienced an increase of 624 one-day stays from 2007 to 2008 for the 7 DRG categories cited in the Tenet lawsuit. A year-over-year increase from 2007 to 2008 equal to 624 one-day stays, in aggregate, from 43 Triad hospitals averages fewer than 1.2 cases per month per hospital. 2007 to 2008 2007 to 2008 DRG Category Difference Difference Cases Percentage Cases Percentage Chest Pain 431 16.9% Syncope Collapse 87 3.4% Simple Pneumonia (2) -0.1% Cardiac Arrhythmia 65 2.5% GI Hemorrhage 15 0.6% Cellulitis 6 0.2% Renal Failure 22 0.9% Subtotal 624 24.5% All Other DRGs 1,927 75.5% Total 2,551 100.0% Source: CHS Data Warehouse. Note: 1) Medicare one-day stay inpatients exclude newborn DRGs 789-795. 2) The following same store Triad hospitals were not included in the report due incomplete 2007 data: Affinity Medical Center, Massillon, OH (4/1/2007); Cedar Park Regional Medical Center, Cedar Park, TX (12/15/2007); the Orthopaedic Hospital;, Fort Wayne, IN (2/1/2008). 3) Presbyterian Hospital, Denton, TX (divested) not included. 4) Excludes DPUs. 5) Excludes transfers to other acute care hospitals, left against medical advice, and deaths.

No Consistent Movement in Triad One-Day Stay DRGs

2007-2008 Same Store Triad Hospitals

	Number of Unique DRGs	One-Day Stay Admissions
Total Number of Unique DRGs and One-Day Stays	747	2,551
Number of DRGs Not Used for One-Day Stays	172	-
Number of DRGs Used and One-Day Stays	**575**	**2,551**
Increases from DRGs Used in Both 2007 and 2008	**245**	**3,494**
Increases from DRGs Used Only in 2008	**55**	**90**
DRGs without a Year-Over-Year Net Change in One-Day Stays	**71**	**-**
Decreases from DRGs Used Only in 2007	**58**	**(99)**
Decreases from DRGs Used in Both 2007 to 2008	**146**	**(934)**

Of the 747 DRGs applicable in 2007 and 2008, 575 of them applied to the one-day stays at 43 same store Triad hospitals. This year-over-year increase in one-day stays equaled to 2,551 admissions, which reflects the net impact of a 3,584 admission increase offset by a 1,033 admission decrease.

Source: CHS Data Warehouse.

Note: 1) Medicare one-day stay inpatients exclude newborn DRGs 789-795. 2) The following same store Triad hospitals were not included in the report due incomplete 2007 data: Affinity Medical Center, Massillon, OH (4/1/2007); Cedar Park Regional Medical Center, Cedar Park, TX (12/15/2007); the Orthopaedic Hospital;, Fort Wayne, IN (2/1/2008). 3) Presbyterian Hospital, Denton, TX (divested) not included. 4) Excludes DPUs. 5) Excludes transfers to other acute care hospitals, left against medical advice, and deaths.

DRG = Diagnosis-related group, a reimbursement developed for Medicare as part of the hospital inpatient prospective payment system

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Growth in Triad Hospital One-Day Stays Growth of Medicare one-day stays at same store Triad hospitals from calendar year 2007 to calendar year 2008 totaled 2,551 admissions The following commentary describes some drivers of this growth: Improved case management Flu and respiratory volume increase with strong flu season in 2008 Growth related to additional volume at replacement hospital in Clarksville, TN Six hospitals had major capital projects completed during 2007 and were in use for full year of 2008 Physician relations improved at 2 Texas hospitals where overall volume improved Growth from volume of recruited physicians Source: CHS Data Warehouse. Note: 1) Medicare one-day stay inpatients exclude newborn DRGs 789-795. 2) The following CHS07 hospital were not included in the report due to a full year of 2007 data not being available: Affinity Medical Center, Massillon, OH (4/1/2007); Cedar Park Regional Medical Center, Cedar Park, TX (12/15/2007); the Orthopaedic Hospital;, Fort Wayne, IN (2/1/2008). 3) Presbyterian Hospital, Denton, TX (divested) not included. 4) Excludes Distinct Part Units. 5) Excludes Discharge Statuses: Transfers to acute care hospital, Left against medical advice (AMA), and Deaths. DRG = Diagnosis-related group, a reimbursement developed for Medicare as part of the hospital inpatient prospective payment system.

CHS Current Trends in Both One-Day Stays and Observations are Reversing A review of calendar year end CHS data for 2008, 2009, and 2010 shows that one-day stay Medicare admissions are declining and that Medicare observation visits are increasing, both of which are consistent with national trends. At the same time, the percentage of one-day stays to total inpatient admissions (Medicare) is also declining.

CHS One-Day Stays and Observation Cases

3-Year Trend, Same Store Medicare One-Day Stay Admits

	One-Day Stay Admits			% Change	
	2010	2009	2008	'09-'10	'08-'09
CHS Total Same Store	41,567	42,133	44,729	-1.3%	-5.8%

3-Year Trend, Same Store Medicare Observation Visits

	Observation Visits			% Change	
	2010	2009	2008	'09-'10	'08-'09
CHS Total Same Store	19,448	14,190	11,435	37.1%	24.1%

Similar to national trends, CHS one-day stay admissions reflect a trended decrease while observation cases reflect a trended increase.

Source: CHS Data Warehouse
Data excludes acquisitions since 2007. Data includes distinct part units (rehab, psych, SNF), transfers to another short-term acute care hospital, patients who left against medical advice, and deaths. Using this approach, the CHS 2009 estimate for one-day stays equates to 42,133 (as listed above). The 2009 CHS estimate of 38,000 one-day stays excludes distinct part units (rehab, psych, SNF), transfers to another short-term acute care hospital, patients who left against medical advice, and deaths.
Note: According to MedPAC, Medicare observation care claims increased by 22.4% from 2006 to 2008: "Recent Growth in Hospital Observation Care," MedPAC, September 13, 2010.

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CHS One-Day Stays to Total Admissions

3-Year Trend One-Day Stays to Total Admissions

Year	PEPPER National 80th Percentile	CHS One-Day Stays Weighted Average
2008	15.85%	15.21%
2009	15.95%	14.69%
2010	16.13%	14.68%

Since 2008, the CHS weighted-average of Medicare one-day stays to Medicare total admissions has declined and has been below the PEPPER national 80th percentile.

Source: CHS Analysis

Medicare One-Day Stays is a ratio of (a) Medicare one-day stays for short term acute care hospitals, excluding distinct part units and excluding discharges for transfers to other acute care hospitals, deaths, and left against medical advice; divided by (b) total Medicare discharges for short-term acute care hospitals, excluding distinct part units and excluding transfers to other acute care hospitals.

PEPPER ("Program for Evaluating Payment Patterns Electronic Report"). Developed and distributed by TMF Health Quality Institute under contract with the Centers for Medicare and Medicaid Services (CMS) to identify areas at risk for Medicare DRG discharge payment errors (i.e. "target areas"). Preset control limits identity outliers with the upper control limit for all target areas set at the 80th percentile and lower control limit set at the 20th percentile. PEPPER identifies findings that are at or above the upper control limit or at or below the lower control limit.

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CHS One-Day Stays to Total Admissions

3-Year Trend One-Day Stays to Total Admissions

Over 20% One-Day Admissions

Year	# of Hospitals	# of Admissions
2008	26 / 114	1,033
2009	19 / 116	697
2010	17 / 118	689

Since 2008, CHS has had a trended decrease in the number of Medicare one-day stays exceeding a 20% ratio of one-day stays to inpatient admissions for all lengths of stay.

Source: CHS Analysis

Medicare One-Day Stays is a ratio of (a) Medicare one-day stays for short term acute care hospitals, excluding distinct part units and excluding discharges for transfers to other acute care hospitals, deaths, and left against medical advice; divided by (b) total Medicare discharges for short-term acute care hospitals, excluding distinct part units and excluding transfers to other acute care hospitals.

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Other Data Points Refute Tenet's Allegations Amounts recovered by the Recovery Audit Contractors (RACs) in the demonstration project were not material. This refutes Tenet's allegation of inappropriate admissions. CHS maintains strong controls regarding hospital physician contracts that are designed to prevent any inappropriate payments or incentives to physicians. The $275+ million in synergies from the Triad Hospitals acquisition did not include any synergies from improvements in ER admissions. CHS has contracts with many of the same physician staffing companies as Tenet. As an additional and very important point: CHS maintains a strong risk management program and focuses on loss reduction in the ER setting; we believe the successes in these efforts (average loss rate per ER visit is 21.3% below national benchmarks) point to appropriate levels of care for all patients.

7 CHS Hospitals Participated in RAC Demonstration Project States - Florida and South Carolina # of Former States CHS Hospitals Triad Total Florida 2 2 South Carolina 3 2 5 7 Three Years: Inpatient Medicare Admissions 63,000 Inpatient Medicare Revenue $510.0 Million Total Accounts Selected For Review by RAC 1,201 Total Revenue Selected $12.1 Million Total Denied $ 1.8 Million (a) % Denied of Accounts Reviewed 15.0% % Denied of Inpatient Medicare Revenue 0.35% (a) Approximately 50% of denied was for short-day stays with 64% of the short-stay denials at former Triad Hospitals not acquired until July 2007. Recovery Audit Contractors (RAC) Demonstration Project March 2005- March 2008 Note: Results do not reflect significant denial percentage. Additionally, CHS had five hospitals in Arizona and California, which were part of the demonstration project, but no accounts / records were selected.

Based on stringent controls regarding contracts with and payments to any physician, and further reviews in connection with Tenet's allegations, we do not believe there have been any bonus payments to physicians related to ER admissions. CHS Maintains Strong Controls Regarding Physician Contracts

CHS / Triad Synergies In reporting the synergies of over $275 million, referenced in CHS public statements about the Triad acquisition, CHS did not include any synergies related to improvement in ER admissions.

89% of CHS hospitals outsource the management of physician staffing to regional and national groups. National companies provide this outsourced service to 57% of CHS hospitals. The same national companies also provide services to over 50% of Tenet hospitals. ER Management

CHS ER Malpractice Claims to Benchmarks The frequency and cost of CHS emergency room malpractice claims from 2006 through 2010 compares very favorably to that of industry benchmarks. CHS efforts to better manage the emergency room contribute to these positive results. Source: ASHRM: American Society for Healthcare Risk Management Malpractice Claims from the Emergency Room 2006 - 2010: Loss rate per ER visit limited to $5 million per occurrence: CHS 5-year average is 21.3% lower than the overall hospital professional liability ER benchmark average among all for-profit and non-profit hospitals in the Aon / ASHRM study. 2006 - 2010: Frequency per bed - total indemnity and expense claims: CHS 5-year average is 16.2% lower than for-profit benchmark average in the Aon / ASHRM study. 2006 - 2010: Loss rate per bed limited to $5 million per occurrence - total indemnity and expense claims CHS 5-year average is 40.4% lower than for-profit benchmark average in the Aon / ASHRM study.

CHS Compliance Program CHS maintains a voluntary compliance program that fully complies with the guidance established by the HHS Office of the Inspector General. The Company has a strong record of cooperation with the federal government and other regulatory agencies.

84 CHS Compliance Program Robust Compliance Program Implemented in 1997 The CHS Compliance Program contains all seven elements of the Office of Inspector General's ("OIGs") Compliance Program Guidance for Hospitals and has been adopted in furtherance of the commitment of CHS that the activities of its employees and those acting on behalf of CHS shall be conducted in a legal and ethical manner. Vice President, Corporate Compliance and Privacy Officer Reports directly to the Chairman, President and CEO of the company and presents to the Audit and Compliance Committee at various corporate board meetings Ten Corporate Compliance Directors - two assigned to each Division Facility Compliance Officer at each hospital and in most large Clinic Corps

Management Compliance Committee Responsible for the adoption, amendment and enforcement of the Compliance Program Corporate Compliance Work Group ("CWG") Initiated in 1997, the CWG is chaired by the Corporate Compliance Officer and includes senior managers from many departments who function as subject matter experts. Responsibilities of the CWG include: Identify and analyze risk areas Develop policies and procedures Create education and training Coordinate compliance auditing and monitoring Compliance Committees 85

Compliance Committees Facility Compliance Committee Ensure implementation of the Compliance Program and Initiatives Distribute and communicate compliance policies to relevant staff Facilitate auditing and monitoring activities Oversee all compliance training and education efforts Identify known or potential compliance risk areas Communicate compliance issues at the facility level Establish, document and follow through with action plans for detected risks, including correcting and refunding payers, when necessary Investigate Hotline or other reports of potential concern Notify Corporate Compliance of perceived problems, violations or inadequacies 86

Confidential Disclosure Program The Confidential Disclosure Program ("CDP") was established as part of the original Compliance Program in 1997 Outsourced Hotline offered via toll-free number 24 / 7 / 365 Emphasis on non-retribution, no retaliation policy Enables anonymous, confidential communication Facilitates follow-up by caller so status of concern may be communicated when caller is anonymous Requirement by Board of Directors to investigate any allegation of improper conduct, practice, or behavior Also encourages direct contact via phone or letter to the Corporate Compliance Officer Summary of CDP contacts reported quarterly to the Board of Directors by the Corporate Compliance Officer Annual audits of the CDP by external audit firm 87

Policies and Procedures Code of Conduct Includes basic statements of policy Acknowledged upon hire and annually thereafter to all employees, physicians with medical staff privileges, and all contractors and agents with direct responsibility for the delivery, billing, or coding of healthcare services Reviewed annually; revisions are distributed within 30 days Promotion of and adherence to the Code is an element in performance evaluations Communicates commitment to compliance including commitment to prepare and submit accurate claims consistent with federal healthcare program regulations and regulatory instructions Requirement to report suspected violations of statute, regulation, law, or guideline applicable to federal healthcare programs or CHS policy Written and electronically available Compliance Manual Policies 88

Auditing and Monitoring Established annually after comparing various benchmarks, industry- specific publications, advisory opinions, healthcare industry integrity agreements, and the OIG Work Plan against potential risk to CHS for each issue The Auditing and Monitoring program includes but is not limited to reviews of: The submission of accurate claims, including a robust coding audit program; The Stark and Anti-Kickback Laws; HIPAA - The Health Insurance Portability and Accountability Act of 1996 - privacy and security; EMTALA - The Emergency Medical Treatment and Active Labor Act; Relationships with Patients Coding Audit Program - a comprehensive audit program to monitor the accuracy of inpatient, outpatient and physician practice coding 89

Compliance Training and Education Compliance training began in June 1998 Audience for training includes all employees, physicians with medical staff privileges, and contractors or agents of CHS affiliates who are engaged in coding, billing, the preparation or submission of claims, or the hands-on delivery of healthcare to patients Compliance training is conducted upon hire and annually thereafter; the training materials are updated each year to reflect changes in law or regulations General Compliance Training Covers Code of Conduct Confidential Disclosure Program Relationships with Potential Referral Sources HIPAA privacy and security requirements Identity Theft Prevention 90

Compliance Training and Education Specific Compliance Training is job-specific and includes but is not limited to: New Leader Orientation for administrators Coder Training One-on-one on boarding training for new Facility Compliance Officers Monthly compliance education calls Training for jobs such as billers, case managers, and others 91

Other Compliance Program Elements Eligibility Screening for Excluded Individuals Written disciplinary actions for violating policies including possibility of reporting to appropriate authorities or agencies Reporting non-compliance Self-reporting significant variances from laws, rules, regulations and statutes Generate corrective action plans including rebilling or refunding claims errors, when appropriate 92

CHS Compliance Response CHS received a letter from CtW Investment Group,* dated September 28, 2010, asking the CHS Board of Directors to investigate ED one-day stay rates and other matters. This letter was promptly disclosed to the CHS Board of Directors. Responsibility for follow-up and response was assigned to the Audit and Compliance Committee, an independent committee charged with oversight of compliance, regulatory and litigation matters as well as enterprise risk assessment. This committee is fully independent of Company management consistent with NYSE and Sarbanes-Oxley independence requirements. All three members of the CHS Audit and Compliance Committee are "audit committee financial experts." The Audit and Compliance Committee concluded that it did not need to appoint a further special committee and it directed that a review be undertaken. That review is ongoing and has been combined with the response to the subsequent government investigation by the Texas Attorney General and OIG. * According to its website, the CtW Investment Group makes investments on behalf of pension funds sponsored by unions affiliated with Change to Win, including the SEIU, IBT, UFW and UFCW. www.ctwinvestmentgroup.com www.changetowin.org

CHS Compliance Response On November 15, 2010, CHS received Civil Investigation Demands from the Texas Attorney General concerning ED procedures and billing. CHS disclosed receipt of the Texas Attorney General CIDs in its 2010 Form 10-K (its next quarterly filing) in accordance with its standard policy for disclosing material investigations and after discussions with the CHS Board of Directors' Audit and Compliance Committee. CHS is cooperating fully with the Texas Attorney General. On April 8, 2011, CHS received a subpoena, dated March 31, 2011, from the U.S. Department of Health and Human Services, Office of the Inspector General. CHS has no knowledge why the OIG did not serve the subpoena until April 8, 2011. While CHS's standard policy is to disclose such matters in its next quarterly filing, CHS voluntarily disclosed receipt of the OIG subpoena on a Form 8-K on April 15, 2011, in response to analysts' reports and speculation concerning the subject of government investigations.

CHS Commitment to Compliance, Quality Care and Patient Safety CHS Commitment to Compliance, Quality Care and Patient Safety Process of Care: Core Measures Improvements 16 consecutive quarters of trended improvement in Core Measures Patients' Perspective of Care: Hospital Consumer Assessment of Healthcare Providers and Systems (HCAHPS) Improvements 4 years of trended improvement in overall hospital rating of "very satisfied" for HCAHPS Favorable Survey Results from The Joint Commission All 50 hospitals surveyed by The Joint Commission fully accredited in 2010 Both hospitals surveyed by the American Osteopathic Association fully accredited in 2010 Low Rate of DRG Coding Errors Inpatient coding audit results over the past two years show CHS with a 1% average coding-related financial error rate, which we believe compares favorably to industry ER Discharge Call-Back Administrator (DCA) Program CHS hospital staff call to check on the health condition of patients discharged from the emergency room as well as to evaluate the customer service of the ER department Nearly one-million DCA calls completed in 2010 Community Cares Initiative "I want to thank CHS, winning the Malcolm Baldrige is very difficult. We turned in the results from CHS, which helped us win." Quint Studer, CEO of The Studer Group. The Studer Group helped CHS implement its Community Cares Initiative.

Accredited Centers and Programs Chest Pain and Primary Stroke Centers - 30 accredited chest pain centers and 8 primary stroke centers Accrediting Body: Society of Chest Pain Centers and The Joint Commission Bariatric Center of Excellence - 10 bariatric centers of excellence Accrediting Body: American Society of Metabolic & Bariatric Surgery Joint Replacement Certification - 4 certified joint replacement programs Accrediting Body: The Joint Commission Cancer Center Accreditation - 22 accredited cancer centers Accrediting Body: American College of Surgeons-Commission on Cancer

Summary Tenet Analysis and Allegations We believe that Tenet's contrived statistics lead to faulty and irresponsible conclusions We believe that Tenet makes unreliable and inaccurate statements We believe that Tenet's lawsuit is a direct and unfair attack on the ethics and judgment of 16,000 physicians and 87,000 employees Community Health Analysis Appropriate statistical review and tested by outside consultants Ultimate decision to admit patient Physician judgment Medical necessity The Company remains stalwart in its defense against Tenet's allegations We believe that the claim of lower "observation rate" and Tenet's related allegations do not materially affect the CHS financial statements The Company will cooperate fully with all government inquiries and cannot predict the outcome

Summary "Be assured, we will defend our reputation. We will dedicate whatever resources are required to reach an ultimate resolution of these matters. And we will work tirelessly to restore any erosion of confidence or trust that may have been caused by these accusations." Wayne T. Smith, Chairman, President and Chief Executive Officer -- April 28, 2011

APPENDIX

Variance Among Data Sources Inclusion or exclusion of certain hospitals in the portfolio of CHS and comparative hospital systems as well as the portfolio of legacy Triad hospitals, which generally relates to decisions involving acquisitions and divestitures Data qualification for Discharge Status Codes included or excluded 02 - Transfers to another Short Term Hospital 07 - Left Against Medical Advice 20 - Deaths Data qualification for Level of Care Acute Distinct Part Unit (rehab, psych, SNF) Method of Identifying Observation Claims Revenue Code vs. CPT Code Qualifiers Source: American Hospital Directory, Cost Reports, and CHS Data Warehouse. Reviewed by an outside consultant.

Summary of Source Data for Inclusion and Exclusion Sources of Data from Referenced Analyses: American Hospital Directory, Cost Reports, and CHS Data Warehouse.

Peer Group and Standard Deviation We believe the analytical framework applicable for testing the type of systemic actions alleged in the Tenet Complaint involves the following definition for Peer Group. We and equity analysts have quantified the variability of peer group measures in terms of standard deviation. Peer Group Defined as the individual hospitals, which comprise the relevant data set. Standard Deviation Standard deviation is a widely used measurement of variability or diversity used in statistics and probability theory. It shows how much variation or "dispersion" there is from the average (mean, or expected value). Technically, the standard deviation of a statistical population, data set, or probability distribution is the square root of its variance. In addition to expressing the variability of a population, standard deviation is commonly used to measure confidence in statistical conclusions. The reported margin of error is typically about twice the standard deviation ^- the radius of a 95 percent confidence interval.

InterQual(r) First "severity of illness/intensity of service" published in 1978 for evaluating appropriateness of admissions and level of service 60 professionals including physicians, nurses and allied health professionals currently develop content Reviewed and validated by nationwide network of more than 800 practicing clinicians from academic and community-based settings covering all major specialties Utilized by hospitals, Quality Improvement Organizations (QIOs) in over 40 states, over 300 health plans and managed care organizations Utilized by Recovery Audit Contractors (RACs) Source: InterQual(r) clinical guidelines version 2009, McKesson website (www.mckesson.com)

Comparison of Blue Book and InterQual®

Clinical Guidelines	InterQual® (2007 through 2009)	CHS Clinical Guidelines for Inpatient Care (2007 through 2010)
Organization	By Organ System (Cardiac, Respiratory, Gastrointestinal, etc)	By Diagnosis (Chest Pain, Asthma/COPD/Respiratory Failure, GI Bleed, etc)
Categories	Severity of Illness	Admission Justification
	Intensity of Service	Ongoing Plan of Care
	Discharge Screens	Discharge Readiness
	Notes	Documentation Guidelines
References to Observation	Listed in One Section	Referenced 14 times in most current version

Source: CHS Clinical Guidelines for Inpatient Care, 2010
Source: InterQual® Level of Care Criteria 2009, Acute Care, Adult, McKesson Health Solutions, LLC

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Comparison of Blue Book and InterQual®

Clinical Guidelines	InterQual®, 2009	CHS Clinical Guidelines for Inpatient Care, 2010
Acknowledgements-Notes (InterQual®)/Introduction (Blue Book)	The clinical content is reviewed and validated by a national panel of clinicians and medical experts, including those in community and academic practice settings, as well as within the managed care industry throughout the United States.	After intense research and review conducted jointly by the Department of Quality & Resource Management and the Physician Advisory Board, the attached tools were developed and published.
	The clinical content is a synthesis of evidence-based standards of care, current practices, and consensus from licensed specialists and/or primary care physicians.	Information from a variety of authoritative sources including professional medical organizations and societies, Centers for Medicaid and Medicare, the Agency for Health Care Policy and Research, several state-based Quality Improvement Organizations and publications from Milliman & Robertson, InterQual, and other published criteria sets were obtained and analyzed.
	The Criteria are intended solely for use as screening guidelines with respect to the medical appropriateness of healthcare services and not for final clinical or payment determinations concerning the type or level of medical care provided, or proposed to be provided, to a patient.	What remains constant through all the revisions to this document, is the intent for these guidelines. These guidelines continue to reflect only tools to be used by case managers in screening cases for appropriateness of their setting. These guidelines are not now nor have they ever been intended to reflect complete standards for provision of care.

Source: CHS Clinical Guidelines for Inpatient Care, 2010
Source: InterQual® Level of Care Criteria 2009, Acute Care, Adult, McKesson Health Solutions, LLC

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Comparison of Blue Book and InterQual®

Clinical Guidelines	InterQual®, 2009	CHS Clinical Guidelines for Inpatient Care, 2010
Cardiac/Atrial Fibrillation	Afib/flutter > 120/min, ≥ one:	One or more of the following:
	Requiring urgent cardioversion/continuous IV antiarrhymics	New onset atrial fibrillation/flutter with apical heart rate greater than 120
	Systolic BP < 90/decrease from baseline	and systolic BP < 90 or decrease from baseline
	Unresponsive to ER treatment	Pulmonary congestion, heart failure requiring IV meds
	K < 3.0 and significant ventricular ectopy	Serum potassium < 3.0
	K > 6.0 and widening QRS/peaked T waves	Serum potassium > 6.0
	Toxic level of drugs/chemicals, ≥ one:	Toxic levels of digitalis or other drugs with potential for arrhythmias
	Digitalis	Diagnostic imaging studies with findings of pulmonary edema or increased heart silhouette
	QT/QRS prolongation on ECG	
	Systolic BP < 90/decrease from baseline	Two or more of the following:
	Cardioversion, urgent	Chemical or electrocardioversion planned urgently
	IV Medication administration, both:	Cardiac monitoring (excluding holter monitoring)
	Medications, ≥ one: ACE inhibitors, analgesics, antiarrhythmics, antihypertensives, based on fluid losses, Ca channel/beta blockers, diuretics, insulin, nitroglycerin, vasoactive/Ionotropic agents	
	Titration, one:	
	q1-2h and monitoring	
	> q2hr and monitoring ≤ 24 hr	

Source: CHS Clinical Guidelines for Inpatient Care, 2010
Source: InterQual® Level of Care Criteria 2009, Acute Care, Adult, McKesson Health Solutions, LLC

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Comparison of Blue Book and InterQual®

Clinical Guidelines	InterQual®, 2009	CHS Clinical Guidelines for Inpatient Care, 2010
Cardiac/Chest Pain	Chest/Jaw/Arm/ Shoulder Pain/Silent ischemia, ≥ one:	Chest/Jaw/Arm/ Shoulder Pain with one or more of the following:
	Acute MI confirmed by ECG	EKG changes suggestive of ischemia or AMI (ST segment changes, new Q wave, V Tach/ A Fib, new LBBB)
	Aortic stenosis	Aortic stenosis
	CHF on imaging	CHF on imaging
	LBBB on ECG, new	Dyspnea with O2 sats < 89%
	Q wave, new	Elevated or positive biomarkers
	Requiring, ≥ one: IABP/VAD, IV medication titrated ≤ q2h, thrombolytics	Requiring IV meds titrated ≤ 2 hr, VAD/IABP, thrombolytics, mechanical ventilation
	ST elevation/depression on ECG	
	Systolic BP < 90/decrease from baseline	Hemodynamic instability (BP < 90 systolic or decrease from baseline)
	Unstable angina	
	V Tach/A Fib on ECG	Arrythmias on cardiac monitor (new or different)
	Chest trauma ≥ 2: ECG abnormalities, positive troponins/CK-MB, systolic BP < 90/ decrease from baseline	Chest trauma with elevated biomarkers, post PCI complications, pacer lead malfunction

Source: CHS Clinical Guidelines for Inpatient Care, 2010
Source: InterQual® Level of Care Criteria 2009, Acute Care, Adult, McKesson Health Solutions, LLC

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Index

Community Health Systems, Inc. www.chs.net